EXHIBIT 21.1
SUBSIDIARIES OF VICTOR TECHNOLOGIES GROUP, INC.
(as of March 31, 2014)

Name	State or Country of Incorporation/Organization
C&G Merger Co.	Illinois
C&G Systems Holding, Inc.	Delaware
Canadian Cylinder Co. Ltd.	Canada
Cigweld Malaysia SDN BHD	Malaysia
Cigweld Pty. Ltd.	Australia
Comercializadora Thermadyne S. De R.L. De C.V.	Mexico
Comweld (Phils) Inc.	Philippines
Gas-Arc Group Limited (UK)	United Kingdom
Industrial & Scientific Gas Control Systems Ltd.	United Kingdom
Philippine Welding Equipment Inc.	Philippines
Promotion Controls Inc.	Delaware
PT Victor Teknologi Indonesia	Indonesia
Stoody Company	Delaware
Thermal Arc Philippines Inc.	Philippines
Thermal Dynamics Corporation	Delaware
Thermadyne Brazil Holdings, Ltd.	Cayman Islands
Thermadyne Cylinder Co.	California
Thermadyne de Mexico S.A. de C.V.	Mexico
Thermadyne South American Holdings, Ltd.	Cayman Islands
Thermadyne Victor Ltda.	Brazil
Victor Equipment Company	Delaware
Victor Equipment de Mexico S.A. de C.V.	Mexico
Victor (Ningbo) Cutting & Welding Equipment Manufacturing Co., Ltd.	China
Victor (Ningbo) Cutting & Welding Equipment Trade & Commerce Co., Ltd.	China
Victor Technologies Asia/Pacific Pte. Ltd.	Singapore
Victor Technologies Asia SDN BHD	Malaysia
Victor Technologies Australia Pty. Ltd.	Australia
Victor Technologies Canada, Ltd.	Canada
Victor Technologies Foreign Investments Corp.	Delaware
Victor Technologies GmbH	Germany
Victor Technologies Group, Inc.	Delaware
Victor Technologies International Inc.	Delaware
Victor Technologies Limited	United Kingdom
Victor Technologies Oy	Finland
Victor Technologies S.R.L.	Italy
Victor Technologies Partnership LLP	United Kingdom
Victor Technologies UK Limited	United Kingdom
Visotek, Inc.	Michigan